Exhibit 12

[Sutherland Asbill & Brennan LLP Letterhead]

December [19], 2003

Board of Directors
Protective Investment Company
2801 Highway 280 South
Birmingham, Alabama 35223

Board of Trustees
Goldman Sachs Variable Insurance Trust
32 Old Slip
New York, NY  10005

Ladies and Gentlemen:

This letter responds to your request for our opinion on the federal income tax consequences of (i) a transfer of all the assets of the Protective CORESM U.S. Equity Fund (“Protective Equity Fund”), Protective Capital Growth Fund (“Protective Growth Fund”), Protective Small Cap Value Fund (“Protective Small Cap Fund”), Protective International Equity Fund (“Protective International Fund”), Protective Growth and Income Fund (“Protective Income Fund”) (each a “Target Fund”, and collectively, the “Target Funds”), each a separate investment portfolio of the Protective Investment Company (the “Company”), to the Goldman Sachs CORESM U.S. Equity Fund (“Goldman Equity Fund”), Goldman Sachs Capital Growth Fund (“Goldman Growth Fund”), Goldman Sachs CORESM Small Cap Fund (“Goldman Small Cap Fund”), Goldman Sachs International Equity Fund (“Goldman International Fund”), Goldman Sachs Growth and Income Fund (“Goldman Income Fund”) (each an “Acquiring Fund”, and collectively, the “Acquiring Funds”), each a separate investment portfolio of the Goldman Sachs Variable Insurance Trust (“GSVIT”), respectively, in exchange for shares of the corresponding Acquiring Fund and the assumption by the corresponding Acquiring Fund of substantially all of the liabilities of such Target Fund and (ii) the liquidation of such Target Fund.  In rendering our opinion, we have relied solely on the representations set forth below and on the facts, summarized below, contained in the following documents:  (a) the Agreement and Plan of Reorganization adopted by the Company and GSVIT on behalf of the Target Funds and the Acquiring Funds (the “Plan of Reorganization”) and (b) the Proxy Statement/Prospectus of the Fund dated October   , 2003 (the “Proxy Statement”).

Summary of Relevant Facts

The Company is a Maryland corporation registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).   GSVIT is a Delaware statutory trust registered as a diversified open-end management investment company under the 1940 Act.  Each of the Company and GSVIT comprises several separate investment portfolios and issues separate classes of shares of stock or beneficial interest representing ownership interests in each of those portfolios.  Each of the Target Funds is a separate portfolio of the Company.  Each of the Acquiring Funds is a separate portfolio of GSVIT.  Neither the shares of the Acquiring Funds nor the shares of the Target Funds are available for purchase by members of the general public.  Rather, such shares are available for purchase only by separate accounts (or subaccounts thereof) of insurance companies and other investors under section 1.817-5(f)(3) of the Income Tax Regulations as the underlying investment medium for owners (the “Contractowners”) of variable annuity contracts and variable life insurance contracts (collectively, the “Contracts”).

Except for the Protective Small Cap Fund, each Target Fund has substantially identical investment objectives, principal investment strategies, and investment style as the corresponding Acquiring Fund.  In addition, the investment manager of each Acquiring Fund is the same organization that currently serves as subadviser to the corresponding Target Fund and, except for the Protective Small Cap Fund, the same group of individuals that performs the day-to-day portfolio management of each Target Fund does the same for the corresponding Acquiring Fund.  The Protective Small Cap Fund and the Goldman Small Cap Fund pursue the same investment objective; however, each of these funds follows a different principal investment strategy, uses a different investment style, and is managed on a day-to-day basis by a different team of individuals.

For valid business reasons set forth in the Plan of Reorganization and the Proxy Statement, the board of directors of the Company has determined to recommend to shareholders of the Target Funds that each Target Fund should be combined with the corresponding Acquiring Fund and that each combined fund should operate as a single portfolio.  Accordingly, the following Agreement and Plan of Reorganization has been approved by the board of directors of the Company:

(i)            immediately prior to the close of business on the closing date for the proposed reorganizations (the “Closing Date”), each Target Fund will declare and pay to its shareholders one or more dividends or distributions, which together with all previous dividends will have the effect of distributing to such Target Fund’s shareholders all the Target Fund’s previously undistributed investment company taxable income, if any, for fiscal or taxable periods ending on or prior to the Closing Date (computed without regard to any deduction for dividends paid), its net exempt-interest income for fiscal or taxable periods ending on or prior to the Closing Date, and all its previously undistributed net capital gain realized in fiscal or taxable periods ending on or prior to the Closing Date (after reduction for any capital loss carried forward);

(ii)           on the Closing Date, all the assets of each Target Fund will be transferred to the corresponding Acquiring Fund in exchange for shares of such Acquiring Fund and the assumption by such Acquiring Fund of substantially all of the liabilities of the Target Fund.  The aggregate value of the shares to be issued by each Acquiring Fund in these exchanges will be equal to the value of the net assets transferred to such Acquiring Fund (computed using the valuation procedures set forth in the respective then-current prospectuses and statements of additional information of GSVIT);

(iii)          as soon as conveniently practicable after the Closing Date, each Target Fund will distribute the corresponding Acquiring Fund shares received by it pursuant to the Plan of Reorganization to its shareholders pro rata in proportion to their respective interests;(1) and

(1)                                  The distribution will be accomplished by establishing new accounts on the shareholder records of each Acquiring Fund in the name of each corresponding Target Fund shareholder, with each new account being credited with the respective pro rata number of Acquiring Fund shares due the shareholder based on the relative net asset values per share as of the Closing Date.  All shares of Target Fund stock will be redeemed/canceled.

(iv)          the Target Fund will be completely liquidated.

The steps discussed in paragraphs (ii), (iii), and (iv) above are referred to herein as a “Reorganization” with respect to any Target Fund and its corresponding Acquiring Fund, and collectively, as the “Reorganizations.”  In addition, the Reorganization involving the Protective Small Cap Fund and the Goldman Small Cap Fund is referred to herein as the “Small Cap Reorganization.”

Solely in the case of the Protective Small Cap Fund, prior to the Closing Date, such fund will sell all of its assets (including all securities) other than cash and cash equivalents.  Accordingly, as of the close of business on the Closing Date, it will hold only cash, cash equivalents, and accounts receivables for security trades that have been executed but not yet settled.

Because each Target Fund other than the Protective Small Cap Fund has an investment portfolio substantially identical to that of its corresponding Acquiring Fund, substantially all of the assets of each such Target Fund would be permissible portfolio holdings of its corresponding Acquiring Fund.  However, because the amount of any particular asset held by a Target Fund may be greater than its corresponding Acquiring Fund would like, a small portion of each Target

Fund’s assets (other than the Protective Small Cap Fund) may be sold prior to or shortly after the Reorganizations (a “True-up Sale”).  The proceeds of such True-up Sales will be held in temporary investments or reinvested in assets that the corresponding Acquiring Fund may hold.  In no event will these True-up Sales (whether occurring prior to and/or after the Reorganizations) involve sales of more than 25% of the assets of a Target Fund.

Representations

Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date, which representations have been certified to us by an authorized officer of the Company and/or GSVIT:

(a)           The Company is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and each Target Fund (1) operates as a separate open-end management investment company and (2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(g).(2) GSVIT is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and each Acquiring Fund (1) operates as a separate open-end management investment company and (2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(g).

(2)                                  Unless otherwise indicated, all section references are to the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           Each Target Fund and Acquiring Fund qualified for treatment as a regulated investment company under section 851 (a “RIC”) for its most recent taxable year and intends to qualify as such for its current taxable year (including each Target Fund’s last short taxable period ending on the Closing Date).  Following completion of the Reorganizations, each Acquiring Fund intends to continue to qualify as a RIC within the meaning of section 851 for all subsequent taxable years.

(c)           The fair market value of the shares of beneficial interests in each Acquiring Fund to be received by each shareholder of the corresponding Target Fund will be approximately equal to the fair market value of the shares of the Target Fund surrendered in exchange therefor.

(d)           Each Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corresponding Target Fund immediately prior to the Reorganizations.  For purposes of this representation, amounts used by a Target Fund to pay its reorganization expenses and all redemptions and distributions (except for (1) redemptions in the ordinary course of the Target Fund’s business as an open-end investment company as required by section 22(e) of the 1940 Act pursuant to a demand of a shareholder and (2) regular, normal dividends) made by the Target

Fund immediately prior to the transfer will be included as assets of the Target Fund held immediately prior to the Reorganizations.

(e)           There will be no shareholders of any Target Fund entitled to appraisal rights as a result of the Reorganizations, no cash will be paid to the shareholders of any Target Fund in lieu of fractional shares, and no cash or property other than the Acquiring Fund shares will be received by or distributed to the shareholders of any Target Fund in the Reorganizations.

(f)            Neither any Acquiring Fund nor any person related to any Acquiring Fund has any plan or intention to redeem (or acquire) any of the Acquiring Fund shares issued in the Reorganization except under its legal obligations under section 22(e) of the 1940 Act.

(g)           No Acquiring Fund (other than the Goldman Small Cap Fund) has any plan or intention to sell or otherwise dispose of any of the assets of the corresponding Target Fund acquired in the Reorganizations, except for (i) True-up Sales, and (ii) dispositions made in the ordinary course of its business as an open-end investment company.  For this purposes, True-up Sales (whether occurring prior to and/or after the Reorganizations) will not involve sales of more than 25% of the assets of a Target Fund.

(h)           The liabilities of each Target Fund to be assumed by the corresponding Acquiring Fund (if any) were incurred by such Target Fund in the ordinary course of its business and are associated with the assets to be transferred.

(i)            Except for expenses related solely and directly to the Reorganizations, each Acquiring Fund and Target Fund will pay its respective transaction expenses.  The Company and/or GSVIT (or affiliates of the Company and/or GSVIT) will pay the expenses of the Acquiring Funds and the Target Funds that are solely and directly related to the Reorganizations.  The shareholders of each Target Fund will pay their own respective expenses related to the transaction (if any), and no expenses of the shareholders will be paid by the Company or GSVIT (or any affiliate of the Company or GSVIT).

(j)            There is no intercorporate indebtedness between any Acquiring Fund and the corresponding Target Fund.

(k)           The fair market value of the assets of each Target Fund to be transferred in the Reorganization to the corresponding Acquiring Fund will exceed the sum of the liabilities (if any) to be assumed by such Acquiring Fund.

(l)            The total adjusted basis of the assets of each Target Fund transferred to the corresponding Acquiring Fund will equal or exceed the sum of the liabilities (if any) to be assumed by such Acquiring Fund pursuant to the Reorganizations.

(m)          Each Target Fund will distribute to its shareholders the shares of the corresponding Acquiring Fund it receives pursuant to the Reorganizations.

                (n)           As of the Closing Date, each Target Fund will cease to be a going concern except for completion of the transactions contemplated pursuant to the Plan of  Reorganization.  Following the final liquidating distribution, no Target Fund will retain any assets and each Target Fund will be dissolved.

(o)           In contemplation of the Reorganizations, no Target Fund (other than the Protective Small Cap Fund) has disposed, and no Target Fund (other than the Protective Small Cap Fund) will dispose, of any assets other than (1) pursuant to sales occurring in the ordinary course of its business as a RIC and (2) True-up Sales, or (3) the transfer of its assets to the corresponding Acquiring Fund pursuant to the Reorganization.  For this purposes, True-up Sales (whether occurring prior to and/or after the Reorganizations) will not involve sales of more than 25% of the assets of a Target Fund.

(p)           Prior to the adoption of the Plan of Reorganization, neither any Target Fund nor any person related to a Target Fund has redeemed (or acquired) any shares of Target Fund stock except under their legal obligations under section 22(e) of the 1940 Act.

(q)           No Acquiring Fund owns, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the corresponding Target Fund.

(r)            All shares issued by the Acquiring Funds in the Reorganizations, regardless of class designation, will be voting shares.

(s)           During the five-year period ending on the date of the Reorganizations, no Target Fund has made (or will have made) any distributions with respect to such Target Fund shares (other than regular and normal dividend distributions made pursuant to a Target Fund’s historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for distributions described in sections 852 and 4982.

(t)            The Acquiring Funds and the Target Funds are each engaging in the Reorganizations for valid business reasons.

(u)           Each of the separate accounts (the “Separate Accounts”) that hold shares in a Target Fund is registered with the Securities and Exchange Commission as a unit investment trust under the 1940 Act and is also a segregated asset account under applicable state insurance laws.  Each of the Separate Accounts is administered and accounted for as part of the general business of the insurance companies that own such Separate Accounts, but its assets are not chargeable with liabilities arising from the business of any other separate account or any other business that such insurance companies may conduct.  The Separate Accounts (and/or any subaccounts thereof, as the case may be) hold (and will hold) only assets pursuant to variable contracts described in section 817(d) and meet the diversification requirements of section 817(h).  Each of the Separate Accounts is properly taxed as part of the operations of the insurance company that owns such Separate Account and is not a separate taxable entity for federal income tax purposes.

(v)           Each Target Fund and each Acquiring Fund is and has been managed in such a manner as to satisfy the diversification requirements of section 817(h) and  section 1.817-5(b) of the Income Tax Regulations, and each Acquiring Fund will continue to be managed in such a manner following completion of the Reorganizations.

(w)          Each of the Separate Accounts (or the relevant subaccounts of such Separate Accounts, as applicable) that hold shares in a Target Fund will at all times during its existence have satisfied the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations.

(x)            Each of the Contracts supported by the Separate Accounts qualifies as a life insurance contract or annuity contract, as applicable, for federal income tax purposes.

(x)            Each of the Contracts supported by the Separate Accounts (1) permit each insurance company that owns a Separate Account to substitute shares of the Acquiring Fund for shares of the Target Fund held by the Separate Accounts (or the applicable subaccounts thereof), (2) will not differ materially as a result of the Reorganizations, and (3) do not permit any Contractowner to direct or require (nor is there a pre-arranged plan for) the insurance companies, the Separate Accounts (or the applicable subaccounts thereof), or any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest to acquire any particular asset or investment other than the right to allocate premiums among one or more investment companies meeting the requirements of section 1.817-5 of the Income Tax Regulations.

(y)           Other than in the case of investors permitted under section 1.817-5(f)(3) of the Income Tax Regulations, (1) all the shares of the Target Funds and the Acquiring Funds are held (and as applicable will continue to be held) by separate accounts of one or more life insurance companies and (2) public access to those Funds is available (and as applicable will continue to be available) exclusively through the purchase of a Contract.

Opinion

A.            Reorganizations other than the Small Cap Reorganization

Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the each of the Reorganizations other than the Small Cap Reorganization:

1.             The Reorganization will constitute a “reorganization” within the meaning of section 368(a), and the Target Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of section 368(b).

2.             No gain or loss will be recognized by the Target Fund (i) on the transfer of its assets to the Acquiring Fund in exchange solely for shares of the Acquiring Fund and the Acquiring Fund’s assumption of substantially all of the liabilities of the Target Fund and (ii) the subsequent distribution by the Target Fund of those shares to the shareholders of the Target Fund.  Section 361.

3.             No gain or loss will be recognized by the Acquiring Fund on receipt of the assets transferred to it by the Target Fund in exchange for shares of the Acquiring Fund and the assumption of the substantially all of liabilities of the Target Fund.  Section 1032.

4.             The Acquiring Fund’s basis in the assets received from the Target Fund will be the same as the Target Fund’s basis in those assets immediately prior to the Reorganization.  Section 362(b).

5.             The Acquiring Fund’s holding period for the transferred assets will include the Target Fund’s holding period therefor.  Section 1223(2).

6.             No gain or loss will be recognized by the shareholders of the Target Fund on the exchange of their shares of the Target Fund solely for shares of the Acquiring Fund.  Section 354.

7.             A Target Fund shareholder’s basis in the shares of the Acquiring Fund received in the Reorganization will be the same as the adjusted basis of the shares of the Target Fund surrendered in exchange therefor.  Section 358.

8.             A Target Fund shareholder’s holding period in the shares of the Acquiring Fund received in the Reorganization will include the shareholder’s holding period for the shares of the Target Fund surrendered in exchange therefor, provided such Target Fund shares were held as capital assets on the Closing Date.  Section 1223(l).

9.             The Acquiring Fund will succeed to and take into account the items of the Target Fund described in section 381(c), including any earnings and profits, or deficit therein, of the

Target Fund as of the date of the Closing Date, subject to the conditions and limitations specified in sections 381, 382, 383, and 384.

10.           No gain or loss will be recognized by the Contractowners as a result of the Reorganization.  See sections 72, 817(h), and 7702; see also Rev. Rul. 82-54, 1982-1 C.B. 11.

B.            Small Cap Reorganization

Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the Small Cap Reorganization:

1.  If the Small Cap Reorganization qualifies as a tax-free reorganization under section 368(a), the Target Fund will not have any federal income tax liability as a result of the Reorganization.  If the Small Cap Reorganization does not qualify as a tax-free reorganization under section 368(a), the Target Fund will not have any federal income tax liability as a result of the Reorganization provided that it qualifies as a RIC under section 851 of the Code for its taxable year ending on the Closing Date and makes sufficient distributions to its shareholders for that year in accordance with the timing, notice, and other requirements of the Code relating to RICs.

2.  No gain or loss will be recognized by the Contractowners as a result of the Reorganization.  See sections 72, 817(h), and 7702; see also Rev. Rul. 82-54, 1982-1 C.B. 11.

*   *   *

                We express no opinion regarding the federal income tax consequences of (i) the payment by the Company and/or GSVIT (or an affiliate of the Company and/or GSVIT) of expenses incurred in connection with the Reorganizations or (ii) the payment or assumption by the Company (or an affiliate of the Company) of any liability of a Target Fund not assumed by the corresponding Acquiring Fund, except in relation to the qualification of each of the Reorganizations as a “reorganization” under the Code.  We also express no opinion as to whether the Small Cap Reorganization will qualify as a tax-free reorganization under section 368(a).

We are furnishing this opinion letter solely for the benefit of the Board of Directors of the Company, the Target Funds, the Board of Trustees of GSVIT, the Acquiring Funds, and the shareholders of each of the Target Funds and the Acquiring Funds.  This letter is not to be used, circulated, or quoted for any other purpose without our written consent.  Our opinion reflects our interpretation of the provisions of the Code as in effect as of the date hereof.  Our opinion is limited to the federal income tax consequences of the Reorganizations, and we express no opinion regarding any matter not discussed herein, including any state, local, foreign or other tax or nontax consequences.  Absent your written request, we will revise or update this letter to reflect subsequent changes in law only through the Closing Date.

Sincerely yours,

SUTHERLAND ASBILL & BRENNAN LLP